EXHIBIT 99.3

FORM OF LETTER TO NOMINEE HOLDERS

WHOSE CLIENTS ARE BENEFICIAL HOLDERS

BIOSCRIP, INC.

Rights to Purchase up to 200,000 Units at $100.00 per Unit

Offered Pursuant to Rights Distributed to Record Stockholders of BioScrip, Inc.

      , 2015

To Brokers, Dealers, Custodian Banks,

Trust Companies and Other Nominees:

This letter is being distributed to brokers, dealers, custodian banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by BioScrip, Inc. (the “Company”) of non-transferable subscription rights (the “Rights”) to subscribe for and purchase units (“units”) consisting of (a) an aggregate of 200,000 shares of 8.5%/11.5% Series A Convertible Preferred Stock of the Company, par value $0.0001 per share (the “Series A Preferred Stock”), (b) 576,000 Class A warrants, each full warrant to purchase one share of the Company’s common stock (“Common Stock”) at a price of $5.17 per share, and (c) 576,000 Class B warrants, each full warrant to purchase one share of Common Stock at a price of $6.45 per share, distributed to all holders of record (“Record Holders”) of shares of Common Stock, at 5:00 p.m., New York City time, on                    , 2015 (the “Record Date”). The Rights are described in the Company’s Prospectus, dated                    , 2015 (the “Prospectus”).

In the Rights Offering, the Company is offering an aggregate of 200,000 units pursuant to the Prospectus. The Rights will expire, if not exercised, by 5:00 p.m., New York City time, on                    , 2015, unless extended in the sole discretion of the Company (as it may be extended, the “Expiration Date”).

As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock is entitled to receive and exercise one Right for every       shares of Common Stock owned by such beneficial owner as of the Record Date, subject to rounding adjustments up or down as described below.

Each whole Right will allow the holder thereof to subscribe for one unit (the “Subscription Right”) at the cash price of $100.00 per unit (the “Subscription Price”). Each unit comprises one (1) share of Series A Preferred Stock, 2.88 Class A warrants, each full warrant to purchase one share of Common Stock at a price of $5.17, and 2.88 Class B warrants, each full warrant to purchase one share of Common Stock at a price of $6.45. The Company will not issue fractional warrants. Instead, the Company will round down any fractional warrants to the nearest whole warrant.

Fractional Rights or cash in lieu of fractional Rights will not be issued in the Rights Offering. Any Rights holder that had been entitled to receive a fractional Right consisting of at least ½ Right has been rounded up to the nearest whole Right, and any Rights holder that had been entitled to receive a fractional Right consisting of less than ½ Right has been rounded down to the nearest whole Right. If the total number of units subscribed for in the Rights Offering exceeds 200,000, then each subscribing Rights holder’s allocation of units will be reduced on a pro rata basis that results in a total subscription of 200,000 units in the Rights Offering (the “Pro Rata Reduction”). See “The Rights Offering—Subscription Rights” in the Prospectus. For example:

1.	Assuming no Pro Rata Reduction, if a Record Holder owned 400 shares of Common Stock as of the Record Date, the Record Holder would receive Rights pursuant to their Subscription Right, rounded down to the right to purchase unit in the Rights Offering pursuant to their Subscription Right.

2.	Assuming no Pro Rata Reduction, if a Record Holder owned 600 shares of Common Stock as of the Record Date, the Record Holder would receive Rights pursuant to their Subscription Right, rounded up to the right to purchase units in the Rights Offering pursuant to their Subscription Right.

3.	If the total number of units subscribed for in the Rights Offering totals 210,000, thus exceeding the total number of 200,000 units offered in the Rights Offering, the Pro Rata Reduction will be effected. Each subscribing Rights holder’s allocation of units will be reduced on a pro rata basis to 200,000 divided by 210,000 = 95.24% of the units each such Rights holder originally subscribed for. Therefore, if a Record Holder owned 6,000 shares of Common Stock as of the Record Date, the Record Holder would receive Rights pursuant to their Subscription Right, rounded down to the right to purchase units in the Rights Offering pursuant to their Subscription Right. Pursuant to the Pro Rata Reduction in this example, assuming the Record Holder subscribed for all units, their allocation of units will be reduced on a pro rata basis to 95.24% x units = units, rounded down to units.

The Rights are evidenced by a Rights certificate (a “Subscription Rights Certificate”) registered in your name or the name of your nominee. Rights may not be sold, transferred, or assigned; provided , however , that Rights are transferable by operation of law (for example, a transfer of Rights to the estate of a recipient upon the recipient’s death).

We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

You will be required to certify to American Stock Transfer & Trust Company, LLC (the “Subscription Agent”), in connection with the exercise of the Subscription Rights, as to the aggregate number of units subscribed for pursuant to the exercise of the Subscription Rights by you or the beneficial owners for which you are acting and, if applicable, whether the Subscription Rights have been exercised in full by you or each beneficial owner for which you are acting.

Please take prompt action to notify any beneficial owners of Common Stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise their Rights.

All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent and the Information Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company, the Subscription Agent, or the Information Agent. Enclosed are copies of the following documents:

1.	Prospectus;
2.	Subscription Rights Certificate;
3.	Instructions for Use of BioScrip, Inc. Subscription Rights Certificates;
4.	A form of letter that may be sent to your clients for whose accounts you hold the Company’s Common Stock registered in your name or the name of your nominee;
5.	Form of Beneficial Owners Election Form which may be sent to beneficial owners of the Company’s Common Stock;
6.	Form of Nominee Holder Certification;
7.	Notice of Tax Information; and
8.	A return envelope addressed to American Stock Transfer & Trust Company, LLC, the Subscription Agent.

Your prompt action is requested. To exercise Rights, you should deliver the properly completed and signed Subscription Rights Certificate, with payment of the Subscription Price in full for each unit subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Subscription Rights Certificate with payment of the Subscription Price on or prior to 5:00 p.m., New York City time, on the Expiration Date. All payments must be made in U.S. dollars for the full number of units being subscribed for by cashier’s or certified check drawn upon a United States or Canadian bank payable to American Stock Transfer & Trust Company, LLC, as Subscription Agent. Failure to return the properly completed Subscription Rights Certificate with the correct payment will result in your not being able to exercise the Rights held in your name on behalf of yourself or other beneficial owners. A Record Holder cannot revoke the exercise of his or her Rights. Rights not exercised prior to the Expiration Date will expire without value.

Additional copies of the enclosed materials may be obtained from the Information Agent, Georgeson Inc. The Information Agent’s toll-free telephone number is (877) 278-4775.

Very truly yours,

BIOSCRIP, INC.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF BIOSCRIP, INC., THE SUBSCRIPTION AGENT, THE INFORMATION AGENT, OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS.